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                                                                    EXHIBIT 4.3

                                  EMPLOYEE
                    NON-QUALIFIED STOCK OPTION AGREEMENT
                    (EMPLOYEE OMNIBUS STOCK PLAN OF 1994)



OPTIONEE:
                     ----------------------------------
NUMBER OF SHARES
SUBJECT TO OPTION:
                     ----------------

DATE OF GRANT: August 28, 1995



     This Non-Qualified Stock Option Agreement (the "Option Agreement") is made this 28th day of August, 1995, between the optionee listed above (the "Optionee") and VECTOR AEROMOTIVE CORPORATION, a Nevada Corporation (the "Company").


I. THE GRANT

     The Company, pursuant to the provisions of the Company's Employee Omnibus Stock Plan of 1994 (the "1994 Omnibus Plan"), set forth as Attachment A hereto, hereby grants to the Optionee, who is an Employee of the Company, subject to the terms and conditions set forth or incorporated herein, a non-qualified option to purchase (the "Option") from the Company all or any part of the number of Common Shares shown above (the "Option Shares"), as such Common Shares are now constituted, at a purchase price of $0.38 per Share (the "Exercise Price"), effective as of the date of grant set forth above (the "Grant Date"). The provisions of the 1994 Omnibus Plan governing the terms and conditions of the Option granted hereby are incorporated in full herein by reference.


II. EXERCISABILITY:  MANNER OF EXERCISE.

     a. Manner of Exercise. Subject to the other terms and conditions of this Option Agreement, the Option evidenced hereby shall be exercisable in whole or in part on and after February 28, 1996. The Option evidenced hereby shall be exercisable by the delivery to and receipt by the Company of written notice of election to exercise, specifying the number of Option Shares to be purchased accompanied by payment of the full purchase price thereof in the manner prescribed by the Plan.

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III. NON-TRANSFERABILITY

     No Option granted under the 1994 Omnibus Plan shall be transferable by the Optionee other than by will or the laws of descent and distribution and is exercisable, during the Optionee's lifetime, only by the Optionee. The Optionee may not create a lien on any funds, securities, rights or other property to which such Optionee may have an interest under the 1994 Omnibus Plan, or which is held by the Company for the account of the Optionee under the 1994 Omnibus Plan. Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Option contrary to the provisions hereof or of the 1994 Omnibus Plan and the levy of any attachment or similar proceeding upon the Option, shall be null and void and without effect.


IV.  END OF EXERCISE PERIOD; TERMINATION OF OPTION

     a. Ten Year Maximum. Notwithstanding anything to the contrary in this Option Agreement, the Option is not exercisable after the expiration of ten
(10) years from the Grant Date, and any unexercised portion of the Option then terminates and becomes null and void without notice.

     b. Termination of Employment. Notwithstanding the provisions of Section IVa. above, Options shall be exercisable after the Optionee's termination of employment within the following periods only:

      (i) If the Optionee ceases to be an Employee as a result of death, within twelve (12) months after such event by the person or persons to whom the Optionee's rights pass by will or the laws of descent and distribution.

     (ii) If the Optionee ceases to be an Employee as a result of retirement (as defined from time to time by Company policy), within three (3) months after such termination.

    (iii) If the Optionee ceases to be an Employee as a result of resignation, within one (1) month after such termination.

     (iv) If the Optionee ceases to be an Employee for cause (as defined from time to time by Company policy), no unexercised Option shall be exercisable to any extent after termination.

      (v) If the Optionee ceases to be an Employee as a result of disability or leave of absence for the purpose of serving the government or the country in which the principal place of employment of the Optionee is located, either in a military or a civilian capacity, or for such other reason as the Committee may approve, an Optionee shall

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           not be deemed during the period of any such absence alone, to have terminated his service except as the Committee may otherwise expressly provide.

     (vi) If the Optionee ceases to be an Employee for any reason other than death, retirement, resignation, cause, or disability, within three (3) months after such termination.

       c. Extent of Exercise. An unexercised Option shall be exercisable only to the extent that such Option was exercisable on the date the Optionee's employment or service terminated. In no case may an unexercised option be exercised to any extent by anyone after expiration of its term.

V.   MISCELLANEOUS

     a. Securities Law Matters. Unless there is in effect a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of the Option Shares (and, if required, there is available for delivery a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act), you will, upon the exercise of the Option (i) represent and warrant in writing to the Corporate Secretary of the Company that the Option Shares then being purchased by you pursuant to the Option are being acquired for reinvestment only and not with a view to the resale or distribution thereof, (ii) acknowledge and confirm that the Option Shares purchased may not be sold unless registered for sale under the Securities Act or pursuant to an exemption from such registration and (ii) agree that the certificates evidencing such Option Shares shall bear a legend to the effect of the foregoing. The Company may require the delivery of additional documents, including, without limitation, an opinion of counsel prior to the exercise or sale of shares upon exercise of the Option.

     b. Withholding Taxes. As a condition to receiving or exercising an Option under the 1994 Omnibus Plan, the Optionee shall pay to the Corporation or the employer Subsidiary the amount of all applicable Federal, state, local and foreign taxes required by law to be paid or withheld relating to receipt or exercise of the Option.

     c. Plan Prevails. This Option Agreement is subject to all the terms, conditions, limitations and restrictions contained in the 1994 Omnibus Plan. In the event of any conflict or inconsistency between the terms hereof and the terms of the 1994 Omnibus Plan, the terms of the 1994 Omnibus Plan shall be controlling.

     d. No Effect on Employment. This Option Agreement is not a contract of employment and the terms of your employment shall not


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be affected hereby or by any agreement referred to herein except to the extent specifically so provided herein or therein. Nothing herein shall be construed to impose any obligation on the Company or on any parent corporation or subsidiary corporation of the Company to continue your employment, and it shall not impose any obligation on your part to remain in the employ of the Company or any parent corporation or subsidiary corporation of the Company.

     e. No Third-Party Beneficiaries. This Option Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

     f. Counterparts. This Option Agreement may be executed in one or more counterparts, each of which shall be deemed in original but all of which together will constitute one and the same instrument.

     g. Headings. The descriptive headings of this Option Agreement are intended for reference only and shall not affect the construction or interpretation of this Option Agreement.

     h. Florida Law, Jurisdiction, Venue and Service of Process. This Option Agreement shall be governed by, interpreted, and enforced in accordance with Florida law without giving effect to the principles of conflicts of laws thereof. The parties agree that the courts of the State of Florida and the federal courts of the United States located in the State of Florida shall have sole and exclusive jurisdiction over any dispute, claim or controversy which may arise involving this Option Agreement or its subject matter. The parties irrevocably submit and consent to such jurisdiction and venue and waive any right they may have to seek any change of jurisdiction or venue.

     i. WAIVER OF JURY TRIAL. THE PARTIES HEREBY AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS OPTION AGREEMENT OR OUT OF THE RELATIONSHIP ESTABLISHED BY THIS OPTION AGREEMENT WOULD INVOLVE COMPLICATED AND DIFFICULT FACTUAL AND LEGAL ISSUED AND THAT, THEREFORE, ANY ACTION BROUGHT BY EITHER PARTY AGAINST THE OTHER, WHETHER ALONE OR IN COMBINATION WITH OTHERS, WHETHER ARISING OUR OF THIS OPTION AGREEMENT OR OTHERWISE, SHALL BE DETERMINED BY A JUDGE SITTING WITHOUT A JURY.

     j. Amendments and Waivers. No amendment of any provisions of this Option Agreement shall be valid unless the same shall be in writing and signed by the Company and the Optionee. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.


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     k. Severability.  Any term or provision of this Option Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

VI. ENTIRE AGREEMENT

     This Option Agreement (together with the 1994 Omnibus Plan) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof. However, this Option Agreement is not intended to affect any other option agreement, if any, that may have been entered into by you and the Company (i.e., that is not the subject matter of this Option Agreement.

                                        VECTOR AEROMOTIVE CORPORATION


                                        By:
                                            -------------------------
                                            -------------------------
                                            President


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